Exhibit 10.3

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) dated as of April 1, 2003 is hereby made by and between Cendant Corporation, a Delaware corporation (“Cendant”) and Scott E. Forbes (the “Executive”).

WHEREAS, Cendant desires to employ the Executive as Senior Executive Vice President and Group Managing Director of Cendant Europe, Middle East and Africa (“Cendant EMEA”), and the Executive desires to serve Cendant in such capacity.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

Cendant agrees to employ the Executive and the Executive agrees to be employed by Cendant for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement. The Executive has previously relocated his primary residence to London, U.K.

SECTION II

POSITION AND RESPONSIBILITIES

A.            During the Period of Employment, as defined below, the Executive will serve as Senior Executive Vice President and Group Managing Director, Cendant EMEA (the “EMEA Position”) and, subject to the direction of a Vice Chairman of Cendant or other executive officer of Cendant designated by the Chief Executive Officer of Cendant from time to time (the “Supervising Officer”) from time to time will perform such duties and exercise such supervision with regard to the business of Cendant as are associated with such position, as well as such additional duties as may be prescribed from time to time by the Supervising Officer. The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for Cendant. The Executive will maintain a primary office, and conduct his business, in London, U.K. The parties hereby acknowledge that the Executive’s duties and responsibilities will include, without limitation, managing the Cendant EMEA headquarters in London, U.K. and managing substantially all of Cendant’s EMEA businesses. Notwithstanding the foregoing, the parties hereto acknowledge and agree that to the extent contemplated herein, the Executive may be reassigned to the Alternative Position (as defined below), and upon such event, this Agreement (and the Period of Employment) will, after giving effect to any changes associated with such change of position, remain in full force and effect.

B.            The Executive agrees that at any time during the Period of Employment, he may be reassigned by the Supervising Officer to the Alternative Position, but only in the event that either (i) the Alternative Position is reasonably acceptable to the Executive or (ii) each of (a) the Executive may perform substantially all of his duties in any of London, Parsippany, New Jersey or New York, New York (or, in the case of Parsippany or New York, any location within 15 miles thereof) and (b) Cendant reasonably determines that the Alternative Position is a suitable position for the Executive (after giving due consideration to his skills and abilities); provided, however, that in no event will any Alternative Position be proposed to the Executive unless such position provides overall compensation (including bonus opportunity), employee benefits and perquisites which, in the aggregate, are no less favorable to the Executive than provided to him hereunder.

C.            Cendant agrees that at any time during the Period of Employment, the Executive may provide notice to the Supervising Officer requesting that he relinquish the Europe Position and be reassigned to a substitute position (the “Substitute Position”). Cendant will give due consideration to such request and will use reasonable efforts to identify a Substitute Position reasonably suitable for the Executive as determined by Cendant in its sole and reasonable discretion.  If Cendant is unable to offer the Executive a Substitute Position within 180 days of its receipt of such notice, the Executive may either (i) withdraw his request for reassignment to the Substitute Position and maintain the Europe Position or (ii) terminate this Agreement as a Constructive Discharge (as defined below). If Cendant offers the Executive a Substitute Position within 180 days of its receipt of such notice, the Executive may either (i) accept the Substitute Position or (ii) reject the Substitute Position. If the Executive accepts the Substitute Position, this Agreement (and the Period of Employment) shall continue in full force and effect. If the Executive rejects the Substitute Position, this Agreement will be determined terminated as a Resignation (as defined below); provided, however, that any rejection of the Substitute Position will instead be deemed a Constructive Discharge in the event that the Substitute Position would require the Executive to perform substantially all of his duties in any location other than Parsippany, New Jersey or New York, New York (or, in each case, any location within 15 miles thereof).

SECTION III
PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement (the “Period of Employment”) will end on March 31, 2006, subject to extension or termination as provided in this Agreement.

SECTION IV

COMPENSATION AND BENEFITS

A.            Compensation. For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive, officer, director or committee member of Cendant or any subsidiary of Cendant, the Executive will be compensated as follows:

(i)                                     Base Salary

During the Period of Employment, Cendant will pay the Executive a fixed base salary (“Base Salary”) of not less than U.S. $525,000 per annum and thereafter the Executive will be eligible to receive annual increases as the Board deems appropriate, in accordance with Cendant’s customary procedures regarding the salaries of senior officers. Base Salary will be payable according to the customary payroll practices of Cendant but in no event less frequently than once each month.

(ii)                                  Annual Incentive Awards

The Executive will be eligible for discretionary annual incentive compensation awards; provided that the Executive will be eligible to receive an annual bonus for each fiscal year of Cendant during the Period of Employment based upon a target bonus equal to 100% of Base Salary (each such bonus, an “Incentive Compensation Award”).

(iii)                               Long-Term Incentive Awards

The Executive will be eligible for discretionary stock option or other incentive or equity-based awards on such appropriate terms and conditions as determined by the Cendant Compensation Committee in its sole discretion.

(iv)                              Cost-of-Living Allowance

Cendant will pay the Executive (A) a cost-of-living allowance (the “Cost-of-Living Allowance”) of not less than U.K. £50,000 per annum and (B) an additional special allowance (the “Special Allowance” and, together with the Cost-of-Living Allowance, the “Allowances”) of not less than U.K. £75,000 per annum (which may be increased from time to time in Cendant’s sole discretion), in each case in respect of each calendar year (or a pro rata payment for any partial calendar year) during which he remains in the EMEA Position and resides in the U.K. The Allowances will be paid in accordance with the customary payroll practices of Cendant but in no event less frequently than once each month, and such amounts shall be paid by a U.K. subsidiary of Cendant into a local U.K. account as directed by the Executive.

(v)                                 Additional Benefits

The Executive will be entitled to participate in all other compensation or employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of Cendant generally are eligible under any plan or program now or later established by Cendant on the same basis as similarly situated senior executives of Cendant with comparable duties and responsibilities. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs, in accordance with program provisions.

(vi)                              Expatriate Benefits

Cendant will reimburse the Executive for (i) reasonable professional costs incurred in connection with the preparation of his personal income tax returns and (ii) the Tax Equalization.  The Tax Equalization will mean a cash payment payable in respect of each full or partial calendar year during the Period of Employment and during which the Executive is residing outside of the United States, which payment is intended to reimburse the Executive for the economic effect of any incremental taxes incurred in connection with his residing outside of the United States.  The Tax Equalization will be calculated and paid as described in the applicable Cendant policy, which policy will include tax equalization benefits for personal investment income.  Cendant acknowledges that, if and to the extent subject to foreign taxation, the Tax Equalization will apply to any income received by the Executive in connection with his personal investment income and compensation earned in connection with the exercise of Cendant stock options or other Cendant equity or equity-based awards.  Cendant will also pay any costs and expenses associated with determining each annual payment in respect of the Tax Equalization.

In addition, the Executive will remain a participant in Cendant’s U.S. Expatriate Officer Relocation Policy, and will be entitled to benefits set forth thereunder, except to the extent that any benefits thereunder would be duplicative by virtue of any similar or comparable rights or benefits under this Agreement, or are otherwise not available by virtue of any provision in this Agreement.

In addition, the Executive is entitled to the benefits set forth on Annex A hereto.

SECTION V

BUSINESS EXPENSES

Cendant will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement. The Executive will comply with such limitations and reporting requirements with respect to expenses as may be established by Cendant from time to time.

SECTION VI

DISABILITY

If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to Cendant or at the option of Cendant upon notice of termination to the Executive. “Disabled” means a determination by an independent competent medical authority that the Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of one hundred and eighty (180) days. Unless otherwise agreed by the Executive and Cendant, the independent medical authority will be selected by the Executive and Cendant each selecting a board-certified licensed physician and the two physicians selected designating an independent medical authority, whose determination that the Executive is Disabled will be binding upon Cendant and the Executive. In such event, until the Executive reaches the age of sixty-five (65) (or such earlier date on which he is no longer Disabled), Cendant will continue to pay the Executive sixty percent (60%) of his Base Salary as in effect at the time of the termination, offset by the amount of any disability payments the Executive may receive under any long-term disability insurance maintained by Cendant.  Earned but unpaid Base Salary and earned but unpaid Incentive Compensation Awards will be paid in a lump sum at the time of such termination. No Incentive Compensation Award will be deemed earned within the meaning of this Agreement until the Executive is informed in writing as to the amount of such compensation the Executive is to be awarded as to a particular period. If applicable, Cendant will reimburse the Executive for the relocation of his family and their personal belongings back to the United States, and will provide such other financial assistance related to such relocation to the extent provided in the applicable U.S. Expatriate Officer Relocation Policy (the “Policy”) as well as any other reverse relocation benefits described in Section VIII.A. below.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of employment will end and Cendant’s obligation to make payments under this Agreement will cease as of the date of death, except for earned but unpaid Base Salary and any earned but unpaid Incentive Compensation Awards, which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable, in a lump sum within sixty (60) days after the date of the Executive’s death. The Executive’s designated “beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement. If applicable, Cendant will reimburse the Executive’s estate for the relocation of his family and their personal belongings back to the United States, and will provide such other financial assistance related to such relocation to the extent provided in the Policy as well as any other reverse relocation benefits described in Section VIII.A.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

A.            Without Cause Termination and Constructive Discharge. If the Executive’s employment terminates due to either a Without Cause Termination or a Constructive Discharge, as defined below, Cendant will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge (i) a lump sum amount equal to two hundred and ninety-nine percent (299%) of the sum of Base Salary in effect at the time of such termination and the target Incentive Compensation Award for the year in which such termination occurs (which target Incentive Compensation Award shall in no event be greater than 100% of Base Salary for purposes of this severance calculation) and (ii) any and all earned but unpaid Base Salary and earned but unpaid Incentive Compensation Awards. If the Executive is residing in the U.K. at such time and requests a relocation to the United States, Cendant will reimburse the Executive for moving his family and their personal belongings back to the United States, and will provide such other financial assistance related to such move to the extent provided in the Policy (as well as costs incurred in connection with the storage of the Executive’s personal belongings for up to 12 months, to the extent not covered under the Policy) so long as such move occurs within 12 months of such termination or, in lieu thereof, at the election of the Executive (which election will be made by the Executive within 12 months of such date of termination), the Company shall pay the Executive an aggregate payment of U.S. $100,000.  In addition, any medical and dental insurance benefits provided to similarly situated employees of Cendant EMEA from time to time will be provided to the Executive for a period of two years at the expense of Cendant (except for expenses related to the employee portion of premium payments, co-payments, deductibles and similar charges).  In addition, any outstanding stock options held by the Executive as of the date of termination which were granted following March 1, 1999 and which would have otherwise vested during the two year period immediately following such date (assuming the Executive remained employed with Cendant during such period) will become vested and exercisable as of such date of termination, and will remain exercisable until the first to occur of the third anniversary of such date of termination and the original expiration date of such option.

B.            Termination for Cause: Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum within sixty (60) days of such termination. If the Executive is residing in the U.K. at such time and requests a relocation to the United States, Cendant will reimburse the Executive for moving his family and their personal belongings back to the United States, and will provide such other financial assistance related to such move to the extent provided in the Policy, so long as such move occurs within 12 months of such termination. Any outstanding stock options held by the Executive as of the date of termination will be treated in accordance with their terms. Except as provided in this paragraph, Cendant will have no further obligations to the Executive hereunder.

C.            For the purposes of this Agreement, the following terms have the following meanings:

(i)            “Termination for Cause” means termination of the Executive’s employment by Cendant upon a good faith determination by the Chief Executive Officer of Cendant, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive’s willful misconduct with respect to his duties under this Agreement (including but not limited to conviction for a felony or perpetration of a common law fraud) which is not cured (if such is capable of being cured) within thirty (30) days after written notice thereof to the Executive.

(ii)           “Constructive Discharge” means (i) any material failure of Cendant to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary, as the same may be increased during the Period of Employment, or other aspect of compensation) or (ii) if, during any period while the Executive’s primary residence and primary business office is located in the London, U.K. metropolitan area, and either (A) the EMEA Headquarters is relocated to any location outside of London, U.K. or (B) a Disposition (as defined below) occurs. The Executive will provide Cendant a written notice which describes the circumstances being relied on for the termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. Cendant will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge. For purposes of this Agreement a “Disposition” has occurred if during any period of time during which the Executive is employed as Group Managing Director of Cendant EMEA, there is consummated a transaction (or a series of transactions over a period of no more than one year) involving the divestiture by Cendant of all or a portion of Cendant EMEA and, as a direct result of such transaction, the aggregate revenues for Cendant EMEA are decreased by 50% (which decrease shall be measured by comparing the net revenues for Cendant EMEA over the four fiscal calendar quarters of Cendant ending immediately prior to such transaction, against the aggregate revenues for Cendant EMEA over the same period after excluding any portion of such revenues attributable to the portions of Cendant EMEA which are no longer owned by, or attributable to, Cendant) and such decrease is solely and directly attributable to such transaction(s).

(iii)          “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by Cendant other than due to death, disability, or Termination for Cause.

(iv)          “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

SECTION IX

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.            The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with Cendant and its affiliates as may be requested in connection with any claims or legal action in which Cendant or any of its affiliates is or may become a party.

B.            The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of Cendant or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of Cendant or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or thereafter except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than Cendant or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of Cendant or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of Cendant or its affiliates.

C.            (i)            During the Period of Employment and for a three (3) year period thereafter (the “Restricted Period”), irrespective of the cause, manner or time of any termination, the Executive will not use his status with Cendant or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to Cendant or any of its affiliates.

(ii)           During the Restricted Period, the Executive will not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any existing or prospective competitors of Cendant or any of its affiliates or in any way injuring the interests of Cendant or any of its affiliates.  During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in; directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of Cendant or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that Cendant’s and its affiliates’ businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

(iii)          During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of Cendant or any of its affiliates for any existing business of Cendant or any of its affiliates or discuss with any employee of Cendant or any of its affiliates information or operation of any business intended to compete with Cendant or any of its affiliates.

(iv)          During the Restricted Period, the Executive will not meddle with the employees or affairs of Cendant or any of its affiliates or solicit or induce any person who is an employee of Cendant or any of its affiliates to terminate any relationship such person may have with Cendant or any of its affiliates, nor will the Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of Cendant or any of its affiliates.  The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of Cendant or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(v)           For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term “affiliate” will include without limitation all subsidiaries and licensees of Cendant.

D.            The Executive hereby acknowledges that damages at law may be an insufficient remedy to Cendant if the Executive violates the terms of this Agreement and that Cendant will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section IX without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies Cendant may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section IX.

E.             The period of time during which the provisions of this Section IX will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on Cendant’s application for injunctive relief.

F.             The Executive agrees that he restrictions contained in this Section IX are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, Cendant would not have entered into this Agreement.

SECTION X
INDEMNIFICATION; LITIGATION

A.            Cendant will indemnify the Executive (including during the Restricted Period) to the fullest extent permitted by the laws of the state of Cendant’s incorporation in effect at that time, or the certificate of incorporation and by-laws of Cendant, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies Cendant may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer of Cendant.

B.            In the event of any litigation or other proceeding between Cendant and the Executive with respect to the subject matter of this Agreement, Cendant will reimburse the Executive for all costs and expenses related to the litigation or proceedings, including attorney’s fees and expenses, providing that the litigation or proceeding results in either settlement requiring Cendant to make a payment to the Executive or judgment in favor of the Executive.

SECTION XI

MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XII

WITHHOLDNG TAXES

Cendant may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior employment agreement between Cendant and the Executive hereof (including without limitation the Employment Agreement between Cendant and the Executive dated March 1, 1999), and any such prior employment agreement will be deemed terminated without any remaining obligations of either party thereunder. This Agreement will not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

SECTION XIV
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude Cendant from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of Cendant hereunder. Upon such a consolidation, merger or sale of assets the term “Cendant” will mean the other corporation and this Agreement will continue in full force and effect.

SECTION XV
MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI
GOVERNING LAW

This Agreement has been executed and delivered in the State of New York and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVII
ARBITRATION

A.            Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section IX for which Cendant may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.            The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.            Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorneys’ fees and expenses of any such party as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D.            The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this.  Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E.             The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVIII
SURVIVAL

Sections VIII, IX, X, XI, XII and XVII will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XX
SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

*****

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CENDANT CORPORATION

/s/ Terry Conley

By:	Terry Conley
Title:	Executive Vice President, Human Resources

/s/ Scott E. Forbes

SCOTT E. FORBES

Scott E. Forbes
Amended and Restated Employment Agreement
Annex A

1.               So long as the Executive remains in the EMEA Position, Cendant will provide the Executive with two (2) NCP Parking Cards.

2.               So long as the Executive remains in the EMEA Position, Cendant will provide the Executive unlimited travel between the New York Metropolitan Area and the London Metropolitan Area; provided that he is eligible for and uses the IATAN fare basis when possible; and for four (4) business class round trips (per year) covering the same locations for Executive, his spouse and daughter if he is not eligible for IATAN benefits; further provided that such travel does not unduly interfere with the Executive’s job responsibilities.  In addition, Cendant will provide the Executive’s spouse and daughter with four (4) business class round trips (per year) to Florida or New York Metropolitan area.

3.               So long as the Executive remains in the EMEA Position, Cendant will reimburse the Executive for the cost of leasing an automobile for his personal and business use (which automobile will be a current model year Range Rover or equivalent vehicle) and will reimburse the Executive for the cost of basic operation, maintenance and repair for such automobile; provided, however, that Cendant may alternatively provide the Executive with an automobile pursuant to any officer car program of Cendant or Avis.